Exhibit 99.2

AEGION CORPORATION

Moderators: Joe Burgess and David Martin

November 1, 2012

9:30 a.m. ET

Operator:                       Good morning and welcome to Aegion Corporation's Third Quarter 2012 Earnings Call. At this time, all participants are in a listen-only mode. Later there will be a question-and-answer session and instructions will follow at that time. If anyone requires assistance during this call, please press star then zero on your touch tone telephone. As a reminder this event is being recorded.

Any financial or statistical information presented during this call including any non-GAAP information, the most directly comparable GAAP measures and reconciliation to GAAP results will be available on Aegion's website at www.aegion.com.

During this conference call, the company will make forward-looking statements, which are inherently subject to risks and uncertainties. Results could differ materially from those currently anticipated due to a number of factors described in our SEC filings and throughout this conference call. The company does not assume the duty to update forward-looking statements. Please use caution and do not rely on such statements.

I will now turn the call over to Joe Burgess, President and CEO of Aegion. Sir, you may begin.

Joe Burgess:                   Thank you very much. And let me welcome everyone to our 2012 third quarter earning call. With me today are David Martin, Senior Vice President and Chief Financial Officer and Ruben Mella, Vice President of Investor Relations and Corporate Communications.

Let me start the call with the statement that believe crystallizes what 2012 will mean for Aegion. We expect to end the year with the successes we need to achieve strong earnings growth and improved returns in 2012, while establishing the right foundation for continued growth in 2013.

Now that doesn't mean we aren't dealing with challenges this year obviously. But I and this management team continue to strongly believe that we are executing a business strategy that is the foundation for sustainable growth. And as I stated last quarter, I believe we have made a paradigm shift at Aegion, where we're becoming a resilient company able to deliver strong growth, while adapting to ever changing market conditions through the diverse platforms of technologies and services we provide to our customers across the globe.

As we outlined in the earnings release today, we narrowed our non-GAAP earnings per share guidance to $1.40 to $1.45, within our original guidance for the year, and positioning us to achieve the second highest earnings per share result in the company's history. The narrowing of our guidance is largely because of factors outside of our control, some of which we contemplated in our original earnings guidance from the timing of large projects. However, no one anticipated the scenario where Europe continued to worsen and the operating losses in Asia-Pacific turned out to be much greater than we planned.

Strong performance in the rest of the Energy and Mining platform and stabilization in North American Waste Water helped to offset the timing risk from the UPS-Morocco and CRTS/Wasit projects. So, the move to the lower end of the range was primarily the result of Europe and Asia-Pacific. Mainly, operating income in Europe will likely be down nearly $5 million or roughly $0.08 a share from our original plan, and operating losses in Asia-Pacific are expected to be a little more than $5 million greater or $0.10 per share than what we thought earlier in the year when we started to see the impact from weather and significant projects and delays in Australia, which have persisted the entire year and indications for the added cost to close out our legacy projects in Singapore.

As a result of these changes to our earnings this year, I expect return on investment capital to be near 8%. Cash flow from operations is anticipated to end the year in the range of $80 million to $85 million. That would be an all time record for generating operating cash.

Let me say at the outset of David's remarks on the quarter, that our teams in NAR, E&M and Fyfe North America, did an outstanding job in the quarter, especially Corrpro, which we had record quarter. I will discuss the outlook in more detail after David gives his perspective on the quarterly results. David?

David Martin:                       Thanks, Joe, and good morning. You have seen results from the press release today, so I would like to focus some time on providing you more perspective on the quarterly results, where we had nearly 8% top line revenue growth compared to the third quarter of 2011. And non-GAAP earnings per share growth of 85% to $0.50, which is the best quarterly result in our history. In the segments that matter the most to our profitable aspirations we have strong results.

Energy and Mining had another impressive quarter of performance with improved contribution across all of our businesses, resulting in a 22.5% revenue growth and a doubling of operating income and 14.8% operating margin. North America Water and Wastewater delivered yet another quarter of improved margin performance as gross margins increased to 22.1%, and that's up from 16.7% in the third quarter of last year. Operating margins improved by nearly 300 basis points to 8.1%.

Fyfe North America continues to perform inline with our expectations with very strong gross margins. Project activity in Fyfe Asia and Latin America shifted into the fourth quarter. Despite the shift operating income grew by $2.4 million in the quarter for the C&S segment.

Now let me go into more details starting with E&M and more specifically the breakdown by business line. Revenues for United Pipeline Systems reached $42.5 million for the quarter with gross profit of $9 million, representing a 17% growth in revenues and 13% growth in gross profit. This is a very solid result given the strong performance we had last year with the completion of the $20 million Sino Iron project in Australia. There's been no let up in the core U.S. and Canadian business as we execute on primarily maintenance related work. Our operations in Chile enjoyed a very good quarter from improved project execution and growing volume.

Our joint venture in the Middle-East is beginning to ramp up and we had a very solid result in the month of September particularly.

Revenues associated with the Morocco Phosphate Pipeline Project are increasing as our crews are accelerating the pace of pipe fusion and lining activity, in line with the pick up in pipeline construction. While more of this project has been pushed to the fourth quarter and into early 2013.

While gross margins for the UPS business were somewhat lower than last year at 21.3%, mainly due to lower margins associated with the Morocco Project, we still had a 7.4% increase in operating profit from this business this quarter and a 20.3% increase for the nine month period.

Corrpro's revenues grew 8.4% to $61 million this quarter. Gross profit for Corrpro increased to $16.7 million representing gross profit margin of 27.4%. Corrpro's core Northern American market is having an outstanding year, they are representing the majority of revenue and operating income improvement. We are seeing the benefits of our efforts to push this business to higher levels of performance through mix and better cost management. And that was reflected in the operating margins this quarter, we're at 15.7% before any allocation of corporate expenses which was the best performance ever for this business in any quarter.

Bayou's New Iberia facility in the quarter operated at near capacity except for about four days because of storm preparations and because of power outages from the Hurricane Isaac. Total revenues for Bayou increased 62% to $31.6 million in the quarter. The majority of the revenues came from coating work at New Iberia as well as better than anticipated results from our field coating operations, which while a smaller operation within Bayou, is having an outstanding year and making meaningful contribution to operating income.

Total gross profit grew by 112% to $5.7 million in the quarter, with gross margins of 18%, which was 4.8 percentage points higher than last year for Bayou. Not reflected in the consolidated operating results for Bayou is the joint venture with Stupp Brothers where we operate a coating facility and support their pipe mill activity. That business continues to have a fantastic year supporting end markets such as the Eagle Ford Shale as well as significant amount medium diameter work for customers such as Enterprise.

Equity income from this venture is up $1.7 million year-to-date on an $11 million increase in revenue through the first nine months of the year compared to last year. CRTS grew revenues in the quarter by $2.5 million of 128% to $4.5 million compared to last year.

Gross profit and gross margins were 2.1 and 46.5% respectively. Gross margins were down slightly, as we incurred some additional costs to complete two offshore projects in Brazil, while still very strong margins. As we expected, there was no contribution in the quarter from the Wasit project as it's been delayed until 2013.

Aegion reported a $6.9 million earn out reversal this quarter and that was highlighted in our press release. This is in keeping with our philosophy of negotiating a pay-for -performance earn out, based on the specific financial metrics in the acquisitions we make. This ensures our ability to achieve the desired investment return, while minimizing the dilution and amortization of intangibles. We view that ultimate outcome of the earn out as part of our non-GAAP results and our guidance.

Last quarter, we disclosed the likelihood of reversing this – I mean, on a pre-tax basis of $4 to $5 million in the quarter, because of the impact of these metrics caused by the delay mainly in the CRTS/Wasit project. The actual amount reserve was $5.9 million, as the schedule for that project shifted again pushing the start of the work expected from the fourth quarter into 2013.

In addition Hockway did not achieve its performance goals negotiated in the purchase price last year. Because of this, we reversed $1 million pre- tax reflected in the income statement this quarter. Essentially this income offsets the impact of not having the profitability contributions that we anticipated from this business.

For example, when we began the year, we anticipated approximately $6.5 million contribution in the third quarter from Wasit, and approximately $16 million for the whole year. Of which, we've only earned $3 million from early engineering and mobilization work in the first half of 2012.

Now turning to NAR; we continue to focus on project execution, discipline bidding through the more rigorous cost estimating process and maximizing our manufacturing profits. Results bear this out with another quarter of margin improvement. Gross margins were 22.1% despite the persistent high-level of small diameter projects and small project transaction sizes.

Operating margins in the quarter were 8.1%, aided by our discipline in managing operating costs as well. While the bottom line continues to strengthen, revenues were down in the quarter primarily from the U.S. market where our focus is on margin expansion through maximizing our crew utilization and strong project management and then selectively bidding to maximize bid margins.

Now Joe will elaborate on this point later, but our win rate on business is over 50%, and our backlog in NAR continues to growth and at improved margins, which is a very strong result. Another very important part of this strategy for NAR also relates to its third-party tube sales. Tube sales were up 5.6% to $5.1 million in the quarter and up 17.4% to $14.9 million year-to-date.

Now moving over to the international Water and Wastewater markets. We did see improvement in the European business this quarter compared to the first half of the year. While not as strong as we would have liked these market conditions continued to hamper municipal budgets, resulting in third-party sales delays in Eastern European and delays in our contracting markets such as Spain and France which remain under significant pressure.

U.K. business reported a loss because of the continued slow release of contracts. But on the positive side our Dutch operations performed very well under the circumstances generating little more than $1 million in operating profits. We did see an improvement in our contracting business in Switzerland as well from the introduction of Glass Lining technology resulting in breakeven profitability for them for the quarter versus a loss in the previous year.

The persistence of the three legacy projects in Singapore back in 2010 and the cost overruns we've had to take, that certainly has been a source of frustration for us. In the third quarter, we had to perform more dig and replace activity then we originally anticipated. We had to address number of quality issues and we performed more spiral wound installations at a much higher cost because of the need to subcontract that work.

Of the $3.6 million operating loss in the third quarter, the Singapore projects accounted for $1.6 million of it. We now fully completed one of the three projects, the second project will be complete in the next coming weeks and the third project will likely be substantially completed by the end of the year. Now at this point I don't anticipate any further significant project write downs such as we had in the quarter. We've continued to work with our customer to capture all of the remaining scope for the last project and the cost as well.

Now, lack of sufficient project activity in Sydney, really set us back in the quarter. We also took additional cost to move our crews to other regions to execute the work releases. And our volume was also weak in the quarter, which obviously caused underutilization of our labor and equipment, as well as the inefficiencies of absorbing the overhead. If you include the severe weather issues earlier this year, as well as these project delays, it is safe to say that 2012 has been one of the most challenging years we ever faced in Australia.

Of the remaining $2 million in losses in the quarter, Australia accounted for the majority of the operating loss, with some of the loss coming from India as well due to normal monsoon season timing, as well as shift into the fourth quarter of a portion of our project that we're executing in Allahabad.

Now, on to better news with the Commercial and Structural segment, Fyfe North America delivered very good results, clearly in line with our expectations to this point. Strong demand for Fibrwrap in the higher margin pipeline-end market, was the key contributor in the quarter just as has been all year. Fyfe Asia and Fyfe Latin America had to deal with project timing issues, minimizing their contribution in the quarter.

Gross margins for the segment was a strong 46% and operating margin excluding acquisition related expenses, but including amortization of intangibles reached 12.6% in the quarter.

Now shifting over to taxes, I am sure you're aware that the tax rate in third quarter and the first nine months was 20.7% and 23.3% respectively on a pro forma basis excluding the acquisition related expenses. The earn out reversal which is treated as a discrete item was really the only reason for the much lower effective tax rate in the quarter. Simply put, the earn out provision was not considered taxable as a liability on our balance sheet and therefore was not a taxable event in the quarter.

In terms of cash generation we continue to deliver strong improvements in cash flow from operations. For the third quarter and the first nine months cash flows from operating activity were a source of cash of $11.7 million and $58.7 million respectively, this compares to a use of cash of $14.5 million and $9 million during the same period the last year. We have made very significant progress over the first nine months of the year and improving our working capital management with a $41 million favorable swing from last year in terms of the bad impact on cash flow.

Practically, the significant turn around in NAR is the biggest reason for the improvement while we've also seen improved collections within our other businesses as well. And that will continue to be a very strong focus for us.

We anticipate cash flow from operations for the full year to be in the range of $80 million to $85 million, slightly lower than I said last quarter mainly due to lower profitability expectation. Capital expenditures will end the year roughly at $45 million excluding the partner contributions from the investments we are making to enhance our coating capabilities at Bayou. For the full year we will receive approximately $13 million in partner contributions, netting our capital expenditures to $32 million.

Our objective is to continue to improve our already strong balance sheet over the remainder of the year through earnings growth and continued improvement in working capital management. That will put us in a very good position to see our debt to EBITDA ratio fall to 1.9 times at the end of the year. Recall that we started 2.5 times in terms of leverage at the beginning of the year. This improvement along with our strong cash flow will provide us even greater capability and flexibility to make strategic investments for our future growth.

So with that financial overview, I will turn the call back over to Joe.

Joe Burgess:                   Thanks, David. I'd like to add my thoughts on the quarterly results because I believe they inform our path to completing the year. First Energy and Mining is fulfilling its role as the primary driver of Aegion's growth in 2012 with contributions across all of our technologies and services. I expect that to continue in the fourth quarter and all signs point to a strengthening of that lead role in 2013. The story all year has been the strength we are seeing United Pipeline Systems and Corrpro especially in North America where the focus is on recurring maintenance spend by our customers.

Second, North American Water and Waste Water continues to establish a track record of consistency and improvement at the gross and operating income line, both in dollar terms and margins, resulting in an increasing capability to efficiently convert earnings into cash. Third, our Commercial and Structural segment is in a great position to end the year as a strong contributor to our earnings growth in 2012 with an outlook that positions this platform to achieve our aspiration of annual top line growth in the range of 30% at very attractive margins.

Finally, as David pointed point we are demonstrating the cash generation potential of this company through robust earnings growth and commitment to improving our working capital management.

I outlined to my open remarks how we got to our updated guidance of $1.40 to $1.45, which is within the range we said initially. I'll reiterate the point that despite the ins and outs associated with project timing and macroeconomic factors, the areas that matter to us for growth this year and next remain intact and quite frankly are doing very well as I just outlined. I think this speaks to the resilience and forward growth capability of the company we are creating at Aegion.

Let me describe that in a little more detail, as of the end of September Aegion is sitting on a record quarterly backlog of $520 million supported by all three of our platforms. That makes three consecutive quarters of improvement and year-over-year growth. Current backlog is 5% larger than in the second quarter and 12% greater than at the end of 2011. This is the result of solid market conditions in our North American waste water market, North American energy pipeline markets, Gulf of Mexico coating markets and international lining and coating markets.

Said another way, outside of Europe, we see strong market conditions across the breadth of our market which creates significant momentum for 2013. Energy and Mining continues to be the catalyst and I am pleased with the performance across all of our businesses. We were prudent in our risk assessment for the timing of the Wasit project which was the main reason for the $0.20 range in our original earnings per share guidance. At this point I would expect the majority of the internal coating work for our robotics technology to happen in 2013. We will have a much clearer view for the exact timing when we have the fourth quarter earnings call in February. The first lay barge is now at sea, installing the 10” MEG line network carrying methylene glycol. With the offshore portion of the work underway, this means our portion of the work has a reasonable chance of beginning during the first quarter of 2013. Given the size and high margins associated with the Wasit project, Energy and Mining already has a stronger foundation for growth going into next year.

Total backlog for Energy and Mining as of the end of September stood at $250 million, essentially the same level as the second quarter, but a sizable backlog nonetheless given the strong revenue recognition so far this year. While the Morocco phosphate lining project rightfully captures the headlines for UPS, our Tite Liner technology continues to have a strong year in the core North American market. Most of this work is maintenance oriented as our customers rehabilitate mining, oil and gas lines to extend the life of these critical pipeline assets. Internationally, UPS has project activity ongoing in Chile, Mexico and the Middle East. These high capital spend markets provides support for the $81 million in total backlog, placing UPS in a position to achieve revenues of around $160 million in 2012. Our crews in Morocco are picking up the pace for liner pipe fusion and installation as pipeline construction has accelerated from a slow start at the start of the third quarter.

That's affected our expectations for profitability in 2012, where we expected to complete the entire project and now expect to complete only 75% to 80% in 2012 with the balance coming in 2013. We've demonstrated the ability on this project to line nearly a kilometer of pipe per day, so I expect we'll be doing a lot of lining work in the fourth quarter. In terms of financial performance, I believe we will be in good position to deliver gross margins greater than our bid margins when all is said-and-done through this strong execution.

Last quarter I announced a record backlog for Corrpro. This quarter, Corrpro set another record with $84 million in backlog. While that speaks to the kind of year Corrpro was having, what I think is even more important is the progress being made to enhance margins through mix. Over 60% of the backlog in hand relates to the higher margin engineering services both from front end pipe integrity design with our customers and backend data collection and analysis. Because of this, the total blended gross margin in our backlog is up significantly in the range of 400 to 500 basis points from earlier this year, all from our concerted effort to focus on the higher margin services we offer our customers. These actions are helping to enhance Corrpro's strong year in North America and offset some revenue challenges from our European market because of the economic uncertainty and a slower than expected ramp up of our business in the Middle-East.

I expect Corrpro revenues to fall a little short of our original 15% growth expectation in the range of $220 million to $225 million but deliver better operating income than our original plan through the improvement in gross and operating margins, which will end the year at roughly 12%.

Taking a look at Bayou, the outlook for the fourth quarter at New Iberia remains very favorable as we work to complete coating projects destined for the offshore Gulf of Mexico market. Backlog at New Iberia was $16 million at the end of September out of the $54 million across all of Bayou. These projects are scheduled to be completed this year. New Iberia has another $22 million in backlog for 2013, a very good benchmark at this time of the year.

The remainder of the backlog will support our Canadian market which is gearing up for the prime season starting in January. Our new coating line is set to begin in November to help us manage a strong project load in Canada. Our bid table for the Canadian operation remains very robust. For the full year, Bayou is well positioned to generate a little less than $120 million in revenues in 2012 with gross margins in the high teens.

CRTS is having a terrific year despite the timing issues associated with the Wasit project, putting them in a position to see revenues of $22 million to $24 million with operating margins in excess of 20%. CRTS has just completed two offshore projects for Petrobras in Brazil and is getting ready to start the sizable onshore project for Petrobras in the coming weeks.

We have other projects beginning soon in the Middle East, offshore Mexico with Pemex and in Chile. These projects vary in size from small to moderate revenue opportunities but what is really important to us is the growing exposure we are beginning to see with this truly unique and value added technology.

As I sum up the outlook for Energy and Mining we are well positioned to end the year with revenues in the range of $525 million to $530 million. I expect operating margins to exceed our original target of 10% getting close to 11% for this year.

One of the successes we worked to achieve this year is to delivering on what we said we would with the North American waste water business, which was to create a more disciplined, profit and return oriented business able to successfully complete in a challenging and volatile in a super market.

As I said at the start I believe we are well on the path to completing the transition to exactly this type of business. And we continue to pursue a strategy that has an intense focus on improving margins and managing earnings to cash generation. There is still more work left to fully leverage the investments we have made in project management, bidding discipline through enhanced cost estimation capabilities, and utilizing our superior lining products to participate in markets in the U.S. through third party market product sales.

Our average contracting backlog margin was 13% through September. And on the execution side we are going to – we are doing a much better job reaching or slightly exceeding our individual project bid margins demonstrating to me that we are seeing improvement in leveraging our project management capabilities.

The proof is in the financial result as gross margin reached 22% for the third quarter as David mentioned in his remarks. Backlog for NAR continues to strengthen with $167 million at the end of September. That is a 6% improvement from the end of June and a 29% improvement since the end of 2011.

Contributing to the strong backlog level was a record in the month of September with $50 million in project acquisitions. The fourth quarter is all about the impact weather can have on our crew utilizations, however, and that is certainly the case with Hurricane Sandy as we had to down seven crews in the Northeast this week.

Our NAR team is working to get our crews back in operation but that will depend on the extent of the damage caused by Sandy which we already know to be significant and recovery efforts. With that said I believe we can still end the year with revenues from NAR in the range of $320 million to $325 million, gross margins in the range of 20% to 21% and operating margin in range of 7 to 8%; a very good year for this business given the current market conditions.

David took you though the European and Asia waste water regions. I would say that both segments will deliver improved performance in the fourth quarter but obviously not enough to make up for the project delays and cost overruns we've had to absorb in the third quarter. In Europe our backlog is up 23% over the second quarter to $26 million and by a similar amount from the end of 2011.

We currently have 80% of our expected revenues in the fourth quarter in the hands of our crews and in process for tube shipments to third-party customers with remainder getting underway in the coming weeks.

Taking weather into consideration, we believe the probability is high for meeting our revenue and profit objectives in the quarter. A majority of the contracting projects are in more stable markets including the Netherlands, UK and Switzerland and our third-party tube sale opportunities are to licensees and distributors and good markets for us such as Denmark and Russia.

September was a very encouraging month and October looks to be the same for our overall European business, another source of confidence that we can execute the projects that we have in hand at the profitability levels that we have forecasted. This will place us in a position to deliver operating income for all of 2012 in the range of $3 million to $3.5 million.

For Asia-Pacific, our bids for the next three year term were submitted to our largest client in Sydney in the last two months. We thought the bids would have been opened by now, but that has not yet happened. Our team in Australia believes an announcement is imminent and while there is a chance we could begin work at the tail-end of the year, I am frankly not counting on it, given how late we are in the year for new projects to begin.

In Malaysia we are now beginning to execute on the first portion of the two projects totaling $9 million awarded to us earlier this year. As I mentioned last quarter, we are implementing a new business model in Malaysia, similar to how we handle Tite Liner projects.

As David mentioned, we finally ended the significant cost for overruns for the Singapore project, with two projects essentially closed, the risk is low and manageable with the remaining project. Work continues on the project in Malaysia and I see a steady market in Hong Kong. I don't anticipate any issues in India as the fourth quarter looks stable to us. There are projects we are planning to execute in other parts of Australia this quarter, however securing our share of the next tenders of Sydney will be the key to returning this important market to where we expect it to be.

For these reasons, I expect Asia-Pacific to be much improved, while still incurring a small loss in the fourth quarter and should finish the year with an operating loss in the range of $8.5 million to $9 million.

The third quarter was the first full quarter where we made progress on our international Fyfe businesses, the integration process for Fyfe Asia is going well and we recently announced a significant $13 million project win for water pipeline rehabilitation projects in Hong Kong. The opportunity for our unique fibrwrap technology throughout Asia-Pacific is strong in key end markets such as pipelines, seismic protection and structural strengthening. The task over the near term is to invest to develop all of these end markets in critical geographies such as Hong Kong, Japan, Indonesia and Australia. Backlog in Asia-Pacific increased from $14 million in the second quarter to $29 million in the third quarter largely because of the Hong Kong project. In North America backlog grew 19% to $18 million on the strength of our proposal activity which continues to grow across all of our end markets. I expect the Commercial and Structural segment end the year with a strong fourth quarter as the North American market continues to deliver as promised and we begin executing on the backlog we have in Asia-Pacific and Latin America. Although, it's later than we anticipated as these regions work to secure more work.

With all of that said, I expect revenues for the full year to be in the range of $80 million to $85 million, with gross margins in excess of 40% and low to mid-teens operating margins.

I'd like to end my remarks with a little more discussion on how 2013 is shaping up for us at this early stage. Simply put, it looks very good, more specifically, as we have seen some projects slip into 2013 most notably the CRTS/Wasit project and to a lesser extent a portion of the Tite Liner Morocco Project, we anticipate recognizing a good portion of the approximately $14 million in profit contribution from those two signature projects in 2013, depending of course on the overall project scheduling. We have incurred significant performance issues on our Asia Pacific Water and Wastewater segment this year and we anticipate this business can improve dramatically as we will be out of the Singapore contracts. And we are focused on performing profitable work in Malaysia.

General economic conditions in the region especially in Australia will be to determinate of how well Asia Pacific can recover, but it should recover substantially. I anticipate Commercial and Structural segment will continue on its path to top line growth in the 30% range which should contribute nicely to operating profit improvements, we do expect though to make sizable – continue to make sizable investments in business development and increased engineering assets to accelerate growth for the long term.

I also expect the Corrpro will continue its growth path with increasing margins from larger contributions of its engineering services businesses. This is an important aspect of our strategy to expand the contribution of more stable maintenance related activities.

We have made nice strides in our North American Water and Wastewater business this year. As I have said before challenging market conditions in the U.S. provide a limit on our margin expansion opportunities but, at the very least, I feel good about sustaining the margins we have achieved this year going into 2013 with continued healthy backlog, a steady market, and dare I say it, some decent levels of revenue growth.

The early view of the European water and waste water business is still cloudy because of the economic uncertainties in this region. We believe the region can be stable so right now we don't anticipate any major market changes good or bad next year. That can certainly change but I like our business approach which strikes the balance between contracting and third party sales in the markets that we serve.

Our overall backlog levels are at record level at this time and more importantly I believe that we are putting each of our businesses in position to take advantage of growth opportunities in the future whether through share gain or geographic expansion.

We'll have to get through our budget process to be more definitive about our outlook in 2013 especially when it comes to risk adjusting our project activity. But I like our position going into the year. Obviously we will need to continue to execute at a high level but we have the pieces in place for an exciting growth year for Aegion.

Thank you again for your time this morning, the management team is committed to delivering strong results from the growth opportunities before us. That's occurring in 2012 when you look at the success we are achieving in Energy and Mining, Commercial and Structural and the NAR businesses. We'll get through the challenges in Asia Pacific which are temporary. Our work is not done obviously, but I am confident we will finish the year within our guidance and we look forward to an even stronger 2013.

And with that we'll turn it back over to the moderator for questions.

Operator:                               Thank you. If you have a question at this time, please press star one on your touch tone telephone. If your question has been answered or you wish to remove yourself from the queue at any time, please press the pound key. Again, if you have a question, please press star then one. Our first question from the Arnold Ursaner of CJS Securities. Your line is open.

Arnie Ursaner:                Thank you for that incredibly thorough rundown. I do have a starting question which is that your guidance does includes the $0.17 benefit from the earn out reversal, is that correct?

David Martin:                 Yes. Arnold this is David, yes.

Arnie Ursaner:                Okay. So again I think most the investors would probably x that out and would think of your guidance x'ing that is more in $1.25 range versus your prior $1.40 to $1.50 type range. You mentioned Singapore hit you for 1.6 this quarter you had $2 million loss in Australia. Can you perhaps walk us through the fundamental changes in your business x the benefit of the earnout reversal that are causing in my view, lower guidance than you had previously?

Joe Burgess:                         Well, I think the primary drivers to the difference from our original plan this year were the Wasit timing obviously. I think we went into the year expecting contributions from the Wasit project at around $14 to $15 million and we're getting almost no contribution from that project. And as I outlined, that's going to contribute. Now, fortunately, when we went into that acquisition, we did understand and perceive a level of speculation around both the overall scope and timing of the Wasit project, so that we negotiated with the prior owners, who are our current managers of that business and we're happy about that with some earnout clauses related to Wasit. So we were able to claw that back while having to push the original anticipated earnings into 2013. And then I would say the other things that were overall - that diminished the year relative to our original expectation, were obviously the issues in Asia, really two-fold, a ramp down, we got out of the year slowly with some weather delays on the work all over. Recall, there was significant flooding which stalled some of our work. And then there was just a very rapid and enormous slowdown in work releases out of our primary client in Sydney, we expected to re-bid the next term contract there in the spring, it was delayed to first early summer then late summer, now the bids are submitted, but they haven't been opened. So, we've seen a great reduction in our work flow out of Australia. And then of course David detailed the execution issues that have plagued us with some projects in Singapore which we originally did some three years ago.

So, those two things were really the things that were outside of our planning horizon when we started the year. And much of that, those are big numbers but much of that has been made up I think by improved performance out of our E&M vehicle which we described in our call and to a lesser extent North American Wastewater.

Arnie Ursaner:                      Just to remind us again what is causing the delays with your customer in Sydney, is it government related and what assumption or losses build into your Q4 view?

Joe Burgess:                        Our primary client there is the Sydney Water Board, so this is just them taking longer than their originally announced Schedule. I would say that historically this has been one of our clients that I would say is very predictable relative to timing the bids and overall work releases. But there has been some slowdown generally, I guess generally, in the Australian economy and they have taken some time. They took some time to restructure some of these bids from a little bit differently from the scope of the three year term that we were awarded back in “09 I guess and it just has taken them longer which surprised us because that has not historically been the case with that client. They have been very, very regimented about their approach to their capital works, but that didn't happen this year.

Arnie Ursaner:                     Okay. Thank you.

Joe Burgess:                         You are welcome.

Operator:                             Thank you. Once again, if you have a question, please press star then one. Our next question comes from Liam Burke from Janney Capital Markets. Your line is open.

Liam Burke:                          Good morning Joe. Good morning David.

Joe Burgess:                   Good morning, Liam.

Liam Burke:                           Joe, cash flow is stronger now, balance sheet is strengthening, what's the priority for cash, are there acquisitions out there that make sense in light of the backlog in project activity or is the focus towards debt reduction and share opportunistic buybacks?

Joe Burgess:                         I would say that we have balanced approach to those. We obviously continue to feel like we are undervalued as in terms of our shareholding and our share price. So we certainly continue look at that in the context of what our capacity to do that is relative to our banking and capital structure arrangements. As David outlined normal course of business will take our coverage ratios from what did you say, middle 2s to under 2. I wouldn't see us and I don't think that we would have any need to be more aggressive on that point since that's already a fairly conservative position.

And lastly I think as I have been – as I have said really during my tenure here we have a pretty robust what I would call pretty robust corporate strategy and corporate development program which is focused on looking at ways to add to the company's portfolio, if that – if we feel like that is accretive to our overall return and will generate value for shareholders. Our priority is having said that, our priorities for that which again I think we've discussed would be primarily in the Energy and Mining platform and primarily focused on either value-added technologies, be those lining technologies or enhanced coating technologies in specialty markets across the globe like our CRTS product line or like our UPS product line or if you look at the business like Corrpro, we certainly are starting to see the margin expansion that we want by transitioning to higher value engineering and inspection services. So we've said before that, we would certainly like to drive our mix in the E&M platform from around 40 to 45% truly recurring and related to asset maintenance expenditures to closer to 65 to 70%. So we're kind of constantly analyzing what could be done there. But I think on balance, you would expect us to be balanced in our approach to cash management.

Liam Burke:                           Great. And David mentioned in his comments on the NAR business that there was still a fair amount of small diameter business in the mix even though you generated fairly healthy 8% plus operating margins, with the opportunity or the bid pipeline going forward, are you seeing more larger diameter projects in the mix?

Joe Burgess:                         Yeah, I would say it's better. I mean in the third quarter, which was a great quarter for acquisitions, we saw a number of projects that were more blended with medium and large diameter. Of course our data, our numbers on our diameter mix for the back half of the year will show more large diameter, but that's primarily because we're in the first 25% of executing a very large, strictly large diameter project for the Trinity River Authority in Dallas. So, we're three or four shots into a 19 shot schedule that is all 96 inch work. So, when we see us quote those figures to the back half as we get closer to the end of the year, you will see us talking about what looks like a greatly improved mix, but it's really related to just that one project. However, our backlog looks a little more balanced. But what does that mean? I think it means high 80s, mid to high 80s of small diameter going to below 80s. But that's important to us and should allow us to make a little more money.

Liam Burke:                            Great. Thanks, Joe.

Joe Burgess:                          You're welcome. Thank you.

Operator:                               Thank you. Our next question comes from Tom Sepenzis from Northland. Your line is open.

Tom Sepenzis:                      Hi, guys. I was just wondering if you could talk a little bit about your C&S business, specifically as it relates to Japan and what we should be expecting next year?

Joe Burgess:                         Well I would say it's early for me to be specific. I can't tell you about the investments that we've made there and I guess talk a little bit generally about the market dynamic. From a government standpoint, one of the key drivers of that business is a Federal Assistance Program that where the Federal government there is kicking in certain sums of money to residential home owners if they take steps to upgrade their residences to meet the seismic standards, the new and improved seismic standards, post the Tsunami event they had which of course generated the traumatic issues they had with one of their nuclear plants over there.

 So, that's in early days our Commercial and Structural team has gained a regional approval for our systems related to that program in the Tokyo area and we're spending some dollars now to gain that approval much more broadly across all of Japan and some of the smaller islands. So, it's one where I think we would expect to see some growth in that market on the residential side next year, but it's probably going to be mostly a 14 event when that thing starts to get momentum because it just takes a while for the programs to sort through and administratively to get the arrangements in place to get the overall governmental money and for us to get the broad level of approvals that will suggest that our program is equivalent with just adding two more eye beams and getting a cement truck out there to broaden the base of your house. But we are feeling pretty good about where we are at. Little bit more of a retail event than I would say the rest of the C&S business. The commercially oriented business there on seismic strengthening within Japan is very similar to the market we deal within Hong Kong and market that we deal within Singapore where it's a technical sale to the engineering firms and then ultimately to the property managers and owners. And our teams are focused on that and we are continuing to grow the business there.

 I would say probably when we are on the call in February we will have little bit more definitive view of that market and maybe have some early views on kind of describing it in terms of its overall size.

Tom Sepenzis:                 And then in terms of the approval process for the rest of the country when should we expect to or when do you expect to hear that from all those different bodies and when should we be looking to see progress in terms of getting additional approval?

Joe Burgess:                         When I was there about a month ago, I would say that's probably a six to eight months process and the decision we have made by the way is to go for the national approval versus trying to cherry pick off of a bunch of regional approvals. But that was – that's the early time estimate, but I imagine that will get refined.

Tom Sepenzis:                 Thank you. And then just on an overall perspective I don't know if you are willing to take a stab at overall growth for the company in 2013 over 2012, just on the topline?

Joe Burgess:                         Well I guess the short answer is no. Just because we are in our budget season and I mean obviously if you look at our remarks over the last couple of quarters, we have to a very, very strong business at this stage but it also has some moving parts related to a certainly related the timing and then also related to macroeconomic scenarios. And before we talk about that we'd like to be as close to the actual calendar year as we can get.

Tom Sepenzis:                Sure. Let me just phrase it this way, with the push outs into 2013 from some of the contracts and we should at least be able to expect topline growth?

Joe Burgess:                         Certainly.

Tom Sepenzis:                      Okay. Thank you very much.

Joe Burgess:                          It just would be a question of how much.

Tom Sepenzis:                 Yeah. Thanks very much.

Joe Burgess:                         You are welcome. Thank you.

Operator:                               Thank you. Our next question comes from Noelle Dilts from Stifel Nicolaus. Your line is open.

Noelle Dilts:                    Good morning.

Joe Burgess:                         Good morning.

Noelle Dilts:                          First of all I'd like to get an update on the offshore market particularly for Bayou, it sounded like offshore work was up a bit in the quarter, can you talk about where your backlog of offshore stands now, kind of opportunities you are seeing in the pipeline? And then give us an update on the insulation plant you are hoping that you are hoping to have on line by the middle of next year?

Joe Burgess:                         Sure. Well I think as we stated in the remarks Bayou, New Iberia has about $16 million worth of backlog now. We expect to run that off mostly in the fourth quarter, we should be able to get all of that done. It then has in hand about $22 million worth of backlog, for projects that are going to be processed in 2013 that we feel are solid. And if we went back and kind of benchmarked where we were in October over last four years, that's a pretty good place for them to be. That's a mix of primarily FBE coating projects as well as some concrete work associated with that. So, New Iberia for its basic coating facilities is in pretty good shape. We are expecting to get into a testing mode here in the end of the year, with the insulation facilities, might slide to January, and those are certainly at the first level us testing the products to make it work. And then you do some observe testing with potential clients as you go through an accelerated certification process. But we have on the horizon what we think is a pretty solid bid table for the coating work and then hopefully in the first-half of the year as we get the insulation facilities both up and operating and certified by potential customers, we also see a pretty robust bid table for the insulated products into “13 and “14.

Noelle Dilts:                          Okay, thanks. Second, in your press release it mentioned lower margins on international Tite Liner projects, particularly with Morocco, I know you talked about this a little bit, but could you just go a little bit more into what you're seeing there in terms of margins and I guess why you're seeing some lower margin in that business?

Joe Burgess:                         Well, and we can do this, we can do this in greater detail for you if you like, but the Tite Liner margins go up and down really as a function of two primary variables, excuse me. The first is the level of materials in the job, there is really three things going on, there is the actual execution, the fusing and the pulling of the tite liner and actual executing getting the liner into the pipe. The margins in that business change very little, they are very high and they change very little.

But then there are two variables that can drive the overall project margin different, the one is whether we are managing the materials and the level of margin we are able to get on the acquisition of materials which is the physical HDPE pipe that's going into the line. Some companies handle it themselves, sometimes they want us to handle it and then depending on the purchasing issues involved with that and the logistics involved with getting that to the particular Project, our margin goes up and down but it is, as you might imagine, it is a margin that's far less than the margin than we get on just executing the work.

I guess the second variable is from time to time, while we are in the main of specialty contractor just working on fusing and lining the pipe, sometimes our clients like us to do other things. The best example I can think of is a multiple year project that we continue to work on in Poza Rica, Mexico where there was a core element of that project that was tite liner but then they also wanted us to do other things, and that can range from just a pretty long list of variety of general contracting events, and those general contracting events go with lower margin.

So, if the question becomes, well, why would you do that? The simple answer is that it adds revenue and cash without the requirement to add any additional capital or a central resource input to a project. So it can lower the overall margin but in a no capital way it can also substantially increase the profits. So Morocco, specifically, this is the longer answer than you probably wanted but Morocco specifically is a project that where we are managing the materials for a modest fee and then we also are doing some general contracting work which has made that project a little lighter from a both a gross and operating margin standpoint.

Noelle Dilts:                          Okay. And just finally one quick question on the projects in Singapore, you mentioned some project quality issues, that you had to go back and address. Is that project – is the project that had this quality issue, has that completed or is that one of the projects that's going to be completed in the next few couple of weeks or the remaining one?

Joe Burgess:                         Well, as David said we are – we think we bottomed out the risk here. I mean we had some quality issues earlier in the year and then what's really cost us money here is we made the decision to complete some lines that where in the scope that we felt like shouldn't be in the scope for various reasons, but we were not able to CIPP them, so we had to use other technologies to remediate those lines and that's been much more expensive than we intentionally bid. We have done that, by the way, because while we haven't made money in CIPP in Singapore, we think it can be decent future business for us and also of course our Fyfe C&S business has a lot of business in Singapore and strong relationship with this client. So we don't think -- we think we understand the downside, finally.

Noelle Dilts:                          Okay. Great. Thanks a lot.

Joe Burgess:                         You're welcome. Thank you.

Operator:                               Thank you. Our next question comes from Gerry Sweeney from Boenning. Your line is open.

Gerry Sweeney:                    Yes, question little bit more back offshore, and what I can tell offshore in the Gulf of Mexico is picking up but not on a global basis, I assumed this would be positive for CRTS and with that mind I just am curious obviously the Wasit program is the important one for next year but I want to see what's the baseline business outside Wasit maybe some growth opportunities with this offshore picking up?

Joe Burgess:                         Sure, well, I think in our remarks we talked about CRTS getting to around $23 million and of that Wasit on revenue side was three maybe four so, base line for CRTS this year around 20, exclusive of Wasit. And we see very robust growth for that. Wasit's done projects in conjunction with Bayou in the Marcellus Shale doing robotics joint coating on some projects there. So we think there our onshore activity is picking up as mentioned in our remarks. They have done some tandem projects with UPS in Chile in the mining sector where testing has shown great, really fantastic wear rates when combined with the Tite Liner around the pipeline joints. And also as I mentioned, we completed two projects in Petrobras offshore and are getting ready to do one onshore. So that looks like a very, very robust market for us. So, I would expect for 2013, exclusive of Wasit, you would see very nice growth for the CRTS business.

Gerry Sweeney:                    Okay. And then also my understanding is on the Wasit program, once that lay barge is I guess out to sea or out in the Gulf, I mean that's a good sign that the project is in line, going to continue, I mean there is no concern about that getting cancelled or anything at this point?

Joe Burgess:                         No, as I said earlier, the 10 inch MEG line is being laid now.

Gerry Sweeney:                    Yeah.

Joe Burgess:                         So, the contractor has one barge at sea. I think the plan ultimately includes multiple barges, but they are already paying the big ticket dollars a day to have those barges out there. So the project, there is no -- there is great certainty about us getting to that work. Current schedule calls for mid first quarter. The only thing we were trying to say is kind of given the fact that there has been -- we expected substantial work in this project this year that we didn't see. So, we're just trying to indicate that as is usual we have substantial work on these projects, but we're not driving the schedule.

Gerry Sweeney:                    I understood.

Joe Burgess:                         But, having said that, they are already in the water, putting the pipe in the ground. So, I would say there is no risk about the project getting done. But whether it starts February 15, or March or April, not up to us.

Gerry Sweeney:                    Understood. Okay. Thanks a lot, that's all I have.

Joe Burgess:                         Thank you.

Operator:                               Thank you. Our next question comes from Glenn Wortman from Sidoti & Company. Your line is open.

Glen Wortman:                     Just on North American Wastewater, your backlog was up year-over-year for the first time since the second quarter of 2010 if I am not mistaken. Now what you are hearing from your customers, is the budget picture starting to improve and do you think we are on the cusp of a  rebound there?

Joe Burgess:                         You know I would say generally, the market is about where it's been although I would be cautiously optimistic about it. In 2013 I think as I look at our backlog levels, which I do quite a bit we have done very well on some of these larger programs, won a substantial amount of work in Baltimore. Have also been pretty successful on not what I call big jobs but I think our team in the central part of the United States is very, very productive and very competitive and so they've done very, very well on kind of mid-sized jobs around a $1 million, done a nice job picking up work, we've both improved margins and gotten work here in our St. Louis market and there are some big programs out there. St. Louis is in the early stages of working through what we think would be a $400 million to $500 million program over the next several years, I talked about Baltimore earlier.

So, I would say the general market Glenn, is – nothing is really changed but I would be remiss if I didn't say our Canadian team just continues to do very, very well, I would say capturing most of the significant work up there maybe outside of Montreal and then executing at a great margin. So I would say the general markets looks about the same to me but there are some significant programs, I mentioned two of them that are driving some larger sized projects, which we spend a lot of time on these types of calls talking about how we feel – we feel very competitive in those types of projects. And so that's kind of I think driving some of our backlog up and giving us a sense that the overall market might improve.

Glen Wortman:                     Okay. And then just on Sydney for Australia, can you just maybe talk about potential spend there say over the next couple of years and how that compares to past periods?

Joe Burgess:                         Yeah. Well, it has been roughly 8 to 10 a year for us. When we – I am thinking back to bid the three years ago which I want to say, roughly, was about $30 million U.S. and they kind of released about $10 million a year and that's critical to our operation over there because – while that's not our highest margin work in Australia, it is where we kind of base load our operation out. So there is a lot of fixed cost absorption. That relies on having fair amount of work in the Sydney area.

The new three year term is modestly smaller than that. So maybe $25 million, but of course they then release other work outside the scope. So until 2012 really every piece of work that we've had with Sydney has been released pretty much on time and scope tends to increase which is -- which we think will happen again once we actually get to an award of these projects.

Glen Wortman:                     Okay. So if you think you can get $7 to $8 million of work next year you think the segment can return to profitability?

Joe Burgess:                         If the Sydney -- if we win 50% of the Sydney contracts which would be about $7 to $8 million worth of work, the Australian business would certainly return to a nice level of profitability which is where it was in 2011 and then back half of 2010, so certainly.

Glen Wortman:                     Okay, thank you very much.

Joe Burgess:                         Thank you.

Operator:                               Thank you. We would like to turn the conference back to Mr. Joe Burgess for closing remarks.

Joe Burgess:                         Okay thank you. Well as I end, let me just thank everybody for being on the call. I know many of you have been impacted by the storm so we certainly appreciate people staying through and listening to what we have to say and we appreciate your questions. And I would just close with the way I kind of ended my remarks, we think our fourth quarter will be a successful one that will put us in position to really have the second highest earnings year we've ever had at Aegion next to 2010.

And I think a fair reading of our businesses as supported by backlog that we already have suggest that 2013 will be a very strong year for us and obviously we will have greater detail on that when we get back together in February. So thank you very much for being on the call. We appreciate it.

Operator:                       Ladies and gentlemen, thank you for your participation in today's conference. This does conclude the program and you may all disconnect. Have a wonderful day.

END